    As filed with the Securities and Exchange Commission on December 18, 1998
                                                      Registration No. 333-66371
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             -----------------------

                        U.S. RESTAURANT PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)

            MARYLAND                                       75-2687420
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                             5310 HARVEST HILL ROAD
                               SUITE 270, L.B. 168
                               DALLAS, TEXAS 75230
                                 (972) 387-1487
    (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                             -----------------------

                                ROBERT J. STETSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             5310 HARVEST HILL ROAD
                               SUITE 270, L.B. 168
                               DALLAS, TEXAS 75230
                                 (972) 387-1487
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------

                                   Copies to:
                             KENNETH L. BETTS, ESQ.
                         WINSTEAD SECHREST & MINICK P.C.
                           1201 ELM STREET, SUITE 5400
                               DALLAS, TEXAS 75270
                                 (214) 745-5400

                             -----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

PROSPECTUS
Subject to Completion
Dated December 18, 1998



                        U.S. RESTAURANT PROPERTIES, INC.
                                  $175,000,000
                        Common Stock and Preferred Stock

     We are a real estate investment trust dedicated to acquiring, owning, managing and selectively developing restaurant properties and service stations.

     By this prospectus, we may offer, from time to time, shares of our:

              o Common Stock
              o Preferred Stock

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

     This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

     The New York Stock Exchange lists our securities under the following symbols:

              o Common Stock (symbol: USV)
              o Series A Cumulative Convertible Preferred Stock (symbol: USVpfA)

     To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of either our common stock or any series of our preferred stock, unless our Board of Directors waives this limitation.

                                   ----------

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission. None of these organizations has determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   ----------


                The date of this Prospectus is December ___, 1998

                                TABLE OF CONTENTS



                                                                              PAGE
                                                                              ----
ABOUT THIS PROSPECTUS .......................................................   1
WHERE YOU CAN FIND MORE INFORMATION .........................................   1
THE COMPANY .................................................................   2
USE OF PROCEEDS .............................................................   2
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS ...   3
DESCRIPTION OF CAPITAL STOCK ................................................   4
         Authorized Stock ...................................................   4
         Description of Common Stock ........................................   4
         Description of Preferred Stock .....................................   5
RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK ..................................  10
PLAN OF DISTRIBUTION ........................................................  12
FEDERAL INCOME TAX CONSEQUENCES .............................................  13
         General ............................................................  13
         REIT Qualification .................................................  14
         Taxation as a REIT .................................................  17
         Failure to Qualify as a REIT .......................................  18
         Taxation of Stockholders ...........................................  18
         Backup Withholding .................................................  19
         Taxation of Tax Exempt Entities ....................................  20
         Taxation of Foreign Investors ......................................  20
         State and Local Taxes ..............................................  22
LEGAL MATTERS ...............................................................  22
EXPERTS .....................................................................  22

ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $175,000,000.


     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities.

o    Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

o    Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

o    Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998;


o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998;


o Current Report on Form 8-K filed February 4, 1998, as amended by the Form 8-K/A filed March 20, 1998;

o Current Report on Form 8-K filed July 7, 1998, as amended by the Form 8-K/A filed August 21, 1998;

o Current Report on Form 8-K filed on August 21, 1998, as amended by the Form 8-K/A filed October 6, 1998;

o    Current Report on Form 8-K filed on September 25, 1998;

o Registration Statement on Form 8-A dated February 20, 1997, relating to our Common Stock; and

o Registration Statement on Form 8-A dated November 7, 1997, relating to our Series A Preferred Stock.


     You may request a copy of these filings at no cost by writing or telephoning us at the following address and number: U.S. Restaurant Properties, Inc., 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230, Attention: Michael
D. Warren, telephone (972) 387-1487.


     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are making offers of these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY


     We are a Dallas, Texas-based real estate investment trust (or REIT). As a REIT, we are generally not subject to federal income tax. We are, however, subject to a number of organizational and operational requirements and limitations.

     We focus on acquiring, owning, managing and selectively developing restaurant properties. In addition to our restaurant properties, we acquire strategically located service stations and develop co- branded facilities combining fast food and convenience stores with service station operations in a single site.


     At September 30, 1998, we owned 747 properties in 48 states. We generally lease these properties to fast food and casual dining chain restaurants affiliated with national or regional brands. These brands include:

     o    Burger King(R)
     o    Arby's(R)
     o    Dairy Queen(R)
     o    Hardee's(R)
     o    Chili's(R)
     o    Pizza Hut(R)
     o    Grandy's(R)
     o    Taco Cabana(R)

     Our service stations are affiliated with major oil companies such as Mobil and Texaco. Our leases are generally "triple net leases" which typically require the tenant to be responsible for property operating costs, including property taxes, insurance and maintenance.


     In addition to our ownership of restaurant and service station properties, we have selectively provided debt financing to owner/operators of restaurant properties since August 1997.


     We conduct our operations primarily through U.S. Restaurant Properties Operating, L.P., a Delaware limited partnership. At September 30, 1998, we owned a 91.3% limited partnership interest in this operating partnership. The sole general partner of this operating partnership is one of our wholly-owned subsidiaries.


     We are a Maryland corporation whose common stock is traded on the New York Stock Exchange under the symbol "USV."


     Our principal executive offices are located at 5310 Harvest Hill Road, Suite 270 L.B. 168, Dallas, Texas 75230. Our telephone number is (972) 387-1487.

USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, we will use the net proceeds from any of the offered securities for working capital and general business purposes. These purposes may include repaying debt, financing capital commitments and possible future acquisitions.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     Our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods shown is set forth in the table below. We computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing our earnings by fixed charges and dividends payable on our outstanding preferred stock. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to pretax income from continuing operations. Fixed charges consist of the following:


o    interest costs, whether expensed or capitalized;
o    the interest component of rental expense, if any; and
o    amortization of deferred financing costs (including amounts capitalized).

     Prior to 1995, the partnership agreement of our predecessor limited its operations and the amount of indebtedness it could incur. In connection with the restructuring of its operations in 1995, our predecessor's partnership agreement was amended to permit the expansion of its portfolio. Since that time, we (and our predecessor) have funded acquisitions through a mixture of debt and equity, resulting in an increased fixed charge for interest expense.



                                                     Years ended December 31,                 Nine Months ended
                                           ---------------------------------------------     -------------------
                                           1993       1994       1995      1996     1997     9/30/97     9/30/98
                                           ----       ----       ----      ----     ----     -------     -------
Ratio of Earnings to Combined Fixed
Charges and Preferred Stock Dividends      42.5x      55.8x      20.8x     3.7x      (1)      1.96x       1.19x


----------


(1) For 1997, we had total fixed charges of approximately $10,879,000 compared to earnings of approximately $618,000, resulting in a shortfall of approximately $10,261,000. During 1997, we recorded a non-cash, unusual charge of $19,220,000 related to the termination of the management contract between our predecessor and the managing general partner of our predecessor. Excluding the effects of this unusual charge, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.80x for 1997.

DESCRIPTION OF CAPITAL STOCK

     The summary of the terms of the shares of our capital stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the "Charter") and our By-laws (the "By-Laws"), both of which may be amended from time to time. Each of these documents are exhibits to the Registration Statement of which this prospectus is a part. References to the "MGCL" are to the Maryland General Corporation Law.

AUTHORIZED STOCK

     Under our Charter, we have the authority to issue 165 million shares of capital stock, par value $.001 per share, with 100 million of such shares designated as Common Stock.


DESCRIPTION OF COMMON STOCK


     As of October 31, 1998, we had outstanding 14,347,259 shares of Common Stock. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations.

     TERMS. Common Stock holders will generally be entitled to receive distributions on their shares of Common Stock if, as and when our Board of Directors (the "Board") authorizes such distributions. In addition, Common Stock holders will be entitled to share ratably in our assets which are legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to:

o the preferential rights of our $1.93 Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"),

o preferential rights which may be granted by our Board in connection with future issuances of capital stock, and

o    the provisions of our Charter regarding excess stock ("Excess Stock").

In general, Excess Stock refers to shares of Common Stock or Preferred Stock which are purportedly transferred in violation of our transfer limitations. Any shares of stock designated as Excess Stock are automatically transferred to a trust we designate. For a more complete description of Excess Stock, see "Restrictions on Transfers of Capital Stock."

     Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. In addition, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors. As a result, the holders of a majority of the outstanding shares of Common Stock, together with any other of our voting stock, can elect all of the directors then standing for election.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. Common Stock may, under certain circumstances, be automatically converted into Excess Stock as provided in the Charter.

     We furnish our stockholders with (1) annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and (2) a semi-annual report for the first six months of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Charter regarding Excess Stock, shares of Common Stock will have equal distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.


     The Charter provides that the approval of a majority of the total number of shares entitled to be cast is required for us to dissolve, amend our charter, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business.


     Certain provisions of the Charter and of the MGCL may discourage a takeover or other transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then-prevailing market price of such shares of Common Stock. See "Restrictions on Transfers of Capital Stock" for a description of some of these Charter provisions.


     RESTRICTIONS ON TRANSFER AND OWNERSHIP. We have elected to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1997. To qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year. To assist us in meeting this requirement, the Charter contains certain provisions restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of shares of Common Stock. See "Restrictions on Transfers of Capital Stock."


     TRANSFER AGENT. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


DESCRIPTION OF PREFERRED STOCK


     GENERAL. Under the Charter, we are authorized to issue 50 million shares of Preferred Stock. Of these, 3,680,000 shares, constituting the Series A Preferred Stock, are issued and outstanding as of the date of this Prospectus.

     Prior to issuance of shares of each series, the Board is required to fix for each series, subject to the provisions of the Charter regarding Excess Stock, the following provisions:

o    the number of shares to be included in each series,
o    the preferences, conversion or other rights,
o    voting powers,
o    restrictions, including transfer restrictions,
o    limitations as to dividends,
o    qualifications and terms or conditions of redemption,

We must then file articles supplementary to the Charter (the "Articles Supplementary") reflecting such terms, preferences and other rights.

     Except as may be expressly provided with respect to any class or series of Preferred Stock, no holder of Preferred Stock will have any preemptive rights.

     Our Board could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction. The holders of some or a majority of the shares of Common Stock might believe such a transaction to be in their best interests. In addition, such a transaction might provide the holders of some, or a majority, of the shares of Common Stock a premium for their shares of Common Stock over the then-prevailing market price of such shares of Common Stock.

     TERMS. The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock which may be issued pursuant to a Prospectus Supplement. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any Articles Supplementary designating the terms of a series of Preferred Stock.


     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for the specific terms thereof, including, where applicable, the following:

(1)  The title of such Preferred Stock;

(2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

(3) The distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

(4) The date from which distributions on such Preferred Stock shall accumulate, if applicable;

(5)  The provision for a sinking fund, if any, for such Preferred Stock;

(6)  The provision for redemption, if applicable, of such Preferred Stock;

(7)  Any listing of such Preferred Stock on any securities exchange;

(8) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price or rate (or manner of calculation thereof);

(9) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

(10) A discussion of all material federal income tax considerations applicable to such Preferred Stock;


(11) The relative ranking and preference of such Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs;

(12) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs; and

(13) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

     RANK. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:

(a) senior to the Common Stock and to all equity securities ranking junior to such Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up;

(b) equal to all equity securities we have issued, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up; and

(c) junior to all equity securities we have issued, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up.

     DISTRIBUTIONS. Holders of the Preferred Stock of each series will be entitled to receive cash distributions at such rates and on such dates as provided in the applicable Prospectus Supplement. Cash distributions will only be made when, as and if declared by the Board. In addition, cash distributions may only be made out of our assets legally available for payment. Each such distribution will be payable to holders of record as they appear on our stock transfer books on the applicable record dates.

     Distributions on any series of the Preferred Stock may be cumulative or noncumulative. If cumulative, distributions will accumulate from and after the date set forth in the applicable Prospectus Supplement.

     If distributions with respect to a series of Preferred Stock are noncumulative, the holders of such series will have no right to receive a distribution for any period in which the Board fails to declare a distribution payable on a distribution payment date for such series. We will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

     If any series of Preferred Stock is outstanding, we will generally not declare or provide for any distributions on the Common Stock or any other equal or junior series of Preferred Stock unless one of the following circumstances is met:

(1) If such series of Preferred Stock has a cumulative distribution, full cumulative distributions have been or are contemporaneously declared and paid, or declared and payment provided for, on such series for all past distribution periods and the then current distribution period, or

(2) If such series of Preferred Stock does not have a cumulative distribution, full distributions for the then current distribution period have been or are contemporaneously declared and paid, or declared and payment provided for.

We may at any time make distributions in the form of shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock as to distributions and upon liquidation.

     If we do not pay in full, or provide for payment of, distributions on all series of Preferred Stock with an equal ranking, all distributions declared on such series of Preferred Stock with equal rankings will be declared pro rata. Thus, the amount of distributions declared per share of each series of Preferred Stock with an equal ranking will be in the same ratio that accrued distributions, including any accrued but unpaid distributions, per share of each such series bear to each other. We are not obligated to pay, and will not pay, any interest, or sum of money in lieu of interest, in respect of any distribution payment or payments on Preferred Stock that may be in arrears.

     We may not redeem, purchase or otherwise acquire for any consideration, any shares of Common Stock or any other shares of our capital stock which ranks junior or equal to a series of Preferred Stock, or provide for a sinking fund for the redemption of any such shares, unless:

(1) if such series of Preferred Stock has a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, the full cumulative distributions on such series of Preferred Stock for all current and past distribution periods, or

(2) if such series of Preferred Stock does not have a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, full distributions on such series of Preferred Stock for the then current distribution period.

With respect to the Common Stock and any other shares of our capital stock which ranks junior or equal to a series of Preferred Stock, we may, however, convert such shares into, or exchange such shares for, other capital stock ranking junior to such series of Preferred Stock.

     Any distribution payment made on shares of a series of Preferred Stock will first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series that remain payable.

     REDEMPTION. The Preferred Stock may be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

     If any series of Preferred Stock is subject to mandatory redemption, the applicable Prospectus Supplement will specify the following:

o the number of shares of such Preferred Stock that we will redeem in each year commencing after a specified date, and

o a redemption price per share together with an amount equal to all accrued and unpaid distributions thereon to the date of redemption.

The redemption consideration for any series of Preferred Stock will not include any accumulation in respect of unpaid distributions for prior periods if such series does not have a cumulative distribution. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

     If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such Preferred Stock may provide that if no such shares of capital stock shall have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     We cannot redeem, purchase, or acquire, directly or indirectly, any shares of a series of Preferred Stock unless:

(1) if such series of Preferred Stock has a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, the full cumulative distributions on such series of Preferred Stock for all current and past distribution periods, or

(2) if such series of Preferred Stock does not have a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, full distributions on such series of Preferred Stock for the then current distribution period.

The foregoing restrictions do not apply to a conversion or exchange of shares of Preferred Stock for capital shares ranking junior to such series of Preferred Stock. These restrictions also will not prevent us from purchasing or acquiring Preferred Stock to preserve our REIT status and will not prevent a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series of Preferred Stock.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, we will determine the number of shares to be redeemed and set forth such number in a notice mailed to each holder of record of such Preferred Stock. In the case of a partial redemption, shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder, with adjustments to avoid redemption of fractional shares, or by any other equitable manner we determine.

     A notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state:


     o    the redemption date;

     o    the number of shares and series of the Preferred Stock to be redeemed;

     o    the redemption price;

     o the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price;

     o that distributions on the shares to be redeemed will cease to accrue on such redemption date; and

     o the date upon which the holder's conversion rights, if any, as to such shares shall terminate.


If we have notified the holders of Preferred Stock of a redemption, and if we have set aside the necessary funds to redeem those shares, distributions will no longer accrue on such Preferred Stock from and after the redemption date. In addition, all rights of the holders of such shares will terminate, other than the right to receive the redemption price.

     LIQUIDATION PREFERENCE. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of Preferred Stock will be entitled to receive, out of our assets which are legally available for distribution, liquidating distributions. These distributions or payments will be made before any distribution or payment is made to holders of any Common Stock or any other class of our capital stock which ranks junior to the particular series of Preferred Stock. The amount of any liquidating distributions will be equal to (1) the liquidation preference set forth in the applicable Prospectus Supplement, plus (2) an amount equal to all accrued and unpaid distributions, including unpaid cumulative distributions for prior distribution periods.

     After payment of the full amount of liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of our remaining assets.

     If our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of a series of Preferred Stock and all of our securities which rank on a parity with such series, the holders of such Preferred Stock and other securities will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If we have made liquidating distributions in full to all holders of a series of Preferred Stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock according to their respective rights and preferences. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

     VOTING RIGHTS. Except as set forth below, holders of the Preferred Stock will only have the voting rights which are (1) required from time to time by law, or (2) indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, we will not, without the affirmative vote or consent of at least a majority of the outstanding shares of such series of Preferred Stock voting as a class:

o authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of our affairs or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or

o amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof.

A merger, consolidation or other similar event will not be deemed to have materially and adversely affected a series of Preferred Stock so long as the Preferred Stock remains outstanding with no material change in the terms thereof, even though we may not be the surviving entity. In addition, (1) an increase in the amount of authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (2) any increase in the amount of authorized shares of such series or any other series of Preferred Stock of an equal or junior rank, will not be deemed to materially and adversely affect a series of Preferred Stock.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, we have redeemed, or called for the redemption of, all outstanding shares of such series of Preferred Stock and we have deposited sufficient funds in trust to effect the redemption.

     CONVERSION RIGHTS. If any series of Preferred Stock is convertible into Common Stock, the terms and conditions, if any, of such conversion will be set forth in the applicable Prospectus Supplement. Such terms, if any, will include:

o the number of shares of Common Stock into which the shares of Preferred Stock are convertible,
o    the conversion price or rate (or manner of calculation thereof),
o    the conversion period,
o provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company,
o    the events requiring an adjustment of the conversion price, and
o the provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

     RESTRICTIONS ON TRANSFER AND OWNERSHIP. Our Charter contains provisions which restrict certain transfers of, and limit the direct or indirect beneficial ownership of, our capital stock. These provisions will affect any shares of Preferred Stock that we may issue from time to time. See "Restrictions on Transfers of Capital Stock" for a description of some of these Charter provisions.


     TRANSFER AGENT. The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK


     In order to maintain our status as a REIT under the Code, shares of our Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or certain entities, during the last half of a taxable year or during a proportionate part of a shorter taxable year.

     Because the Board believes it is essential to qualify as a REIT, our Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the Code, more than (1) 9.8% of the number of issued and outstanding shares of our Common Stock, except for QSV Properties, Inc., which may own initially no more than 12% of the number of such outstanding shares, or (2) 9.8% of the number of outstanding shares of Preferred Stock of any series of Preferred Stock (together, the "Ownership Limit").

     Any purported transfer of shares of Common Stock will be null and void if such transfer would:

o result in a person (other than QSV Properties, Inc. with respect to shares of Common Stock) owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limit,

o result in QSV Properties, Inc. owning, directly or indirectly, in excess of 12% of the number of outstanding shares of Common Stock or the decreased percentage that may be applicable,

o result in the Common Stock and Preferred Stock being owned by fewer than 100 persons determined without reference to any rules of attribution,

o result in us being "closely held" within the meaning of Section 856(h) of the Code, or

o cause us to own, directly or constructively, 10% or more of the ownership interests in one of our tenants or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code.

In such a situation, the intended transferee will acquire no rights in the shares of Common Stock or Preferred Stock. Instead, the affected Common Stock or Preferred Stock will be designated as Excess Stock and will be transferred automatically to a trust (the "Trust") effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Excess Stock (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to us for registration in the name of the Trust. Although we will designate the trustee of the Trust (the "Trustee"), the Trustee will not be affiliated with us or any Prohibited Owner. The beneficiary of the Trust (the "Beneficiary") will be one or more not-for-profit organizations that we name.

     Excess Stock will remain issued and outstanding shares of Common Stock or Preferred Stock and, in the possession of the Trust, will be entitled to the same rights and privileges as all other shares of the same class or series. The Trust will receive all dividends and distributions on the Excess Stock and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Excess Stock. The Trustee will designate a permitted transferee of the Excess Stock, provided that the permitted transferee (1) purchases such Excess Stock for valuable consideration and (2) acquires such Excess Stock without the acquisition resulting in a transfer to another Trust and resulting in the redesignation of such shares of Common Stock or Preferred Stock as Excess Stock.

     The Prohibited Owner will be required to repay the Trust the amount of any dividends or distributions received by the Prohibited Owner (1) that are attributable to any Excess Stock and (2) the record date for which was on or after the date that such shares became Excess Stock. The Prohibited Owner generally will receive from the Trustee the lesser of (a) the price per share such Prohibited Owner paid for the shares of stock that were designated as Excess Stock, or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer, and (b) the price per share received by the Trustee from the sale of such Excess Stock. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Excess Stock will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such Excess Stock, or, in the case of a gift or devise, the Market Price per share on the date of such transfer or (2) the Market Price per share on the date that we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days after the later of (a) the date of the purported transfer which resulted in such Excess Stock and (b) the date we determine in good faith that a transfer resulting in such Excess Stock occurred.

     "Market Price" means the average of the Closing Prices for the ten consecutive trading days immediately preceding the relevant date. "Closing Price" on any day means the last sale price, or, if no such sale takes place on that day, the average of the closing bid and asked prices. The Closing Price, will be as reported or determined by the following:

(1)  the New York Stock Exchange (the "NYSE") if the stock is listed thereon,
(2) the principal national securities exchange, including the NASDAQ National Market System, on which the stock is listed or admitted to trading if it is not listed on the NYSE,
(3) the over-the-counter market, as reported by NASDAQ or the principal automated quotation system then in use if the stock is not listed on a national securities exchange,
(4) if the stock is not listed on a national securities exchange and is not quoted in the over-the-counter market, by a professional market maker, selected by our Board, making a market in the stock, or
(5) if the stock meets none of the criteria listed above, or if the closing prices are otherwise not available, the fair market value of the stock will be determined by our Board in its discretion.

     Any person who acquires, or attempts to acquire, shares of our capital stock in violation of the foregoing restrictions, or any person who owned shares of our capital stock that were transferred to a Trust, will be required (1) to give us immediate written notice of such event and (ii) to provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our REIT status.


     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.


     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in Code) of the number or value of the outstanding shares of our Common Stock must give us a written notice by January 31 of each year stating:

o    the name and address of such person,
o    the number of shares of each class or series so owned,
o    and a description of how such shares are owned.

In addition, each stockholder must, upon demand, disclose to us in writing such information with respect to the ownership of shares of Common Stock as our Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.


     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then-prevailing market price of such shares of Common Stock or which such holders might believe to be otherwise in their best interest.

PLAN OF DISTRIBUTION


     We may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers , through agents or through a combination of any such methods of sale. We may sell securities (1) to our executive officers,
(2) to other persons that may be deemed affiliates, or (3) in connection with pledge arrangements of our own or of our subsidiaries. Any underwriter involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     The distribution of the Offered Securities, including the distribution of Common Stock in one or more special offerings pursuant to a dividend reinvestment plan or other similar plan, may be effected from time to time in one or more transactions. These transactions may be made at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of the Offered Securities, we may compensate underwriters or agents who may also receive compensation from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation we pay will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of Common Stock, Warrants, Preferred Stock or Depositary Shares on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     We may enter into agreements which offer underwriters, dealers and agents who participate in the distribution of the Offered Securities indemnification against certain liabilities, including liabilities under the Securities Act.

     We may engage in transactions with, receive services from, or lease property to, underwriters, dealers and agents in the ordinary course of business.

FEDERAL INCOME TAX CONSEQUENCES


GENERAL


     The following summary of material federal income tax consequences that may be relevant to a holder of Common Stock or Preferred Stock is based on current law and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF COMMON STOCK OR PREFERRED STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK OR PREFERRED STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


     We have elected to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1997. Based on certain assumptions and representations that are summarized below, Winstead Sechrest & Minick P.C., our legal counsel, is of the opinion that beginning with our taxable year ended December 31, 1997, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed method of operations described in this Prospectus will enable it to continue to satisfy the requirements for qualification as a REIT. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. Winstead Sechrest & Minick P.C. will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our stockholders. See "--Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and our stockholders:

REIT QUALIFICATION

     We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more directors. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital stock may be held, directly or indirectly, applying certain constructive ownership rules, by five or fewer individuals at any time during the last half of each of our taxable years.

     Our outstanding Common Stock is owned by a sufficient number of investors and in appropriate proportions to permit it to satisfy these requirements. To protect against violations of these requirements, the Charter provides that no person is permitted to own, applying certain constructive ownership tests, more than 9.8% of the outstanding Common Stock (except for QSV Properties, Inc. which can initially own up to 12% of the outstanding Common Stock, subject to reduction under certain circumstances) or 9.8% of the outstanding Preferred Stock. In addition, the Charter contains restrictions on transfers of capital stock, as well as provisions that automatically convert shares of stock into Excess Stock to the extent that the ownership otherwise might jeopardize our REIT status.

     To monitor our compliance with the share ownership requirements, we are required to and maintain records disclosing the actual ownership of common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

     SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and any such income will retain the character that it has in the hands of the partnership. The Code allows us to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

     75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

     (1)  rents from real property;
     (2)  interest on loans secured by real property;
     (3) gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as "dealer property");
     (4) income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");
     (5) distributions on, or gain from the sale of, shares of other qualifying REITs;
     (6)  abatements and refunds of real property taxes; and
     (7)  "qualified temporary investment income" (described below).

In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and certain dealer property we have held for at least four years.

     We expect that substantially all of our operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. We do not intend to lease property and receive rentals based on the tenant's income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and we will have leases where rent is based on a percentage of gross income. Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Code, own a 10% or greater interest ("Related Party Tenant Rent"). We own, through such attribution rules, greater than a 10% interest in one tenant which leases three
(3) Burger King restaurant properties from the Operating

Partnership. However, such non-qualifying income is less than 1.0% of total gross income of the Operating Partnership.


     A third exclusion covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% our direct cost of performing such services, is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property."

     We will, in most instances, directly operate and manage our assets without using an "independent contractor." We believe that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

     Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     95% GROSS INCOME TEST. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, such as brokerage commissions or other fees for services rendered. We may receive certain types of such income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and such income, together with other nonqualifying income (including Related Party Tenant Rent, as discussed above), is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish subsidiaries of which we will hold less than 10% of the voting stock to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from such subsidiaries would be included in our gross income and qualify for the 95% income test.

     If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we report the source and nature of each item of our gross income in our federal income tax return for that year; (2) the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and (3) the failure to meet the tests is due to reasonable cause and not to willful neglect. However, in that case, we would be subject to a 100% tax based on the greater of the amount by which it fails either the 75% or 95% income tests for such year. See "-- Taxation as a REIT."

     CHARACTER OF ASSETS OWNED. On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of our value of the total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets or (2) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership. We currently comply with, and expect to continue to satisfy, these asset tests.

     ANNUAL DISTRIBUTIONS TO STOCKHOLDERS. To maintain our REIT status, we generally must distribute to our stockholders in each taxable year at least 95% of our net ordinary income, capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 95% of the sum of (a) our "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) certain limited categories of "excess noncash income," including, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

     A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of such taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

     We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 95% of our taxable income, we would be taxed on the retained 5%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, we may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     If we fail to meet the 95% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

TAXATION AS A REIT

     As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our stockholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. We generally will be taxed only on the portion of our taxable income that we retain which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to stockholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent such class is entitled to such preference. We do not anticipate that we will pay any such preferential dividends. Because Excess Stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct our dividend payments.

     Even as a REIT, we will be subject to tax in certain circumstances as follows:

          (1) we would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%);

          (2) a confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

          (3) if we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times
     (b) the ratio of our REIT Taxable Income to our gross income, excluding capital gain and certain other items;

          (4) we will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our stockholders;

          (5) if we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and

          (6) under regulations that are to be promulgated, we also may be taxed at the highest regular corporate tax rate on any built-in gain (i.e., the excess of value over adjusted tax basis) attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire such assets.


FAILURE TO QUALIFY AS A REIT


     For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates on all of its taxable income. Distributions to our stockholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our stockholders and, because the stockholders would continue to be taxed on the distributions they receive, the net after tax yield to the stockholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect. If we lose our REIT status, unless certain relief provisions apply, we will not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated.


TAXATION OF STOCKHOLDERS


     Distributions generally will be taxable to stockholders as ordinary income to the extent of our earning and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the stockholders on December 31 of the calendar year during which they were declared. Distributions paid to stockholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules of Section 469 of the Code. These rules limit the deductibility of losses from passive activities. Generally, losses from passive activities can only be deducted to the extent that the taxpayer has income from passive activities. Distributions we designate as capital gains dividends generally will be taxed as long term capital gains to stockholders to the extent that the distributions do not exceed our actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income.

     If we elect to retain and pay income tax on any net long-term capital gain, our stockholders would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. Such stockholders would receive a credit for such stockholder's proportionate share of the tax we pay on such retained capital gains and an increase in basis our stock in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax we have paid distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. Stockholders are not permitted to deduct our losses or loss carry-forwards. Future regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain of our tax preference items.

     We may generate cash in excess of its net earnings. If we distribute cash to stockholders in excess of our current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each stockholder to the extent of the adjusted tax basis of the stockholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares of stock. A stockholder who has received a distribution in excess of current and our accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.


     Generally, gain or loss realized by a stockholder upon the sale of Common Stock or Preferred Stock will be reportable as capital gain or loss. If a stockholder receives a long-term capital gain dividend from the Company and has held the shares of stock for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.


     In any year in which we fail to qualify as a REIT, the stockholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of our tax preference items.


BACKUP WITHHOLDING


     We will report to our stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply (1) when a stockholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the stockholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status.


     The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Stock or Preferred Stock.

TAXATION OF TAX EXEMPT ENTITIES


     In general, a tax exempt entity that is a stockholder will not be subject to tax on distributions or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income ("UBTI"). A tax exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Code and are exempt from tax under Section 501(a) of the Code ("qualified trusts") for tax years beginning after December 31, 1993. In determining the number of stockholders a REIT has for purposes of the "50% test" described above under "--REIT Qualification--," generally, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in such trust and will not be treated as held by such trust.

     A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment in our capital stock. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.


TAXATION OF FOREIGN INVESTORS

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of Common Stock or Preferred Stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.


     Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock or Preferred Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus intends to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder unless (1) the Non-U.S. Stockholder files on IRS Form 1001 claiming that a lower treaty rate applies or (2) the Non-U.S. Stockholder files an IRS Form 4224 claiming that the dividend is effectively connected income.

     Under the Final Regulations, generally effective for distributions on or after January 1, 2000, we would not be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder's shares of stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not such dividend will be in excess of current and accumulated earnings and profits, the dividends will be subject to such withholding. We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those dividends are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty exemption. We are required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the shares of Common Stock will be publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (1) investment in the shares of Common Stock or Preferred Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, and may also be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Stockholder, or (2) the

Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If we were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder's sale of shares of Common Stock or Preferred Stock would be subject to tax under FIRPTA would depend on whether or not the shares of Common Stock or Preferred Stock were regularly traded on an established securities market (such as the NYSE) and on the size of selling Non-U.S. Stockholder's interest in our capital stock. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares of Common Stock or Preferred Stock may be required to withhold 10% of the gross purchase price.


STATE AND LOCAL TAXES


     We, and our stockholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital stock.


LEGAL MATTERS


     The validity of the Offered Securities issued hereunder, as well as legal matters described under "Federal Income Tax Considerations," will be passed upon by Winstead Sechrest & Minick P.C., Dallas, Texas, and certain legal matters will be passed upon for any underwriters, dealers or agents by the counsel named in the applicable Prospectus Supplement.


EXPERTS


     Our consolidated financial statements and the related financial statement schedule and those of our predecessor, U.S. Restaurant Properties Master L.P., incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined statement of revenues of Selected Properties Sold to U.S. Restaurant Properties, Inc. (Wendy's Acquisition) for the year ended December 31, 1997 which is incorporated herein by reference from our Current Report on Form 8-K dated March 20, 1998 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements listed below of the following entities which are incorporated herein by reference from our Current Report on Form 8-K dated August 21, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

     (1) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties, Inc. (Ale House Acquisition) for the year ended December 31, 1997;

     (2) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties, Inc. by Austin Partners for the year ended December 31, 1997;

     (3) Combined Statement of Revenues of Selected Properties Sold to U.S. Restaurant Properties, Inc. (Minneapolis Teachers' Retirement Fund Association Acquisition) for the year ended June 30, 1997;

     (4) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties, Inc. by Frances M. Fisher for the year ended December 31, 1997;

     (5) Combined Statement of Revenues and Certain Expenses of the Selected Properties Sold to U.S. Restaurant Properties, Inc. by Brulon Properties for the year ended December 31, 1997; and

     (6) Combined Statement of Revenues and Certain Expenses of the Selected Properties Sold to U.S. Restaurant Properties, Inc. by Shoney's, Inc. for the year ended December 31, 1997.

     The financial statements listed below of the following entities which are incorporated herein by reference from our Current Report on Form 8-K dated October 6, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm upon their authority as experts in accounting and auditing:

     (1) Statement of Revenues of the Property Sold to U.S. Restaurant Properties, Inc. by Hub Hill, Inc. for the year ended December 31, 1997;

     (2) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties, Inc. by Inwood Plaza Joint Venture for the year ended December 31, 1997;

     (3) Combined Statement of Revenues and Certain Expenses of the Selected Properties Sold to U.S. Restaurant Properties, Inc. (Shoney's Acquisition) for the year ended December 31, 1997;

     (4) Statement of Revenues of the Property Sold to U.S. Restaurant Properties, Inc. by Ralph L. Mason Trust, Mack V. Colt Trust and Mack
          C. Colt Trust FBO Ann V. Colt for the year ended June 30, 1998; and

     (5) Statement of Revenues and Certain Expenses of BUCA, Inc., Wheeling, Illinois for the period from May 31, 1997 (inception) through June 28, 1998.

     The Statement of Revenues and Direct Operating Expenses Applicable to the Acquisition of Eleven Applebee's Neighborhood Bar and Grill Properties by U.S. Restaurant Properties Operating L.P. (a majority owned subsidiary of U.S. Restaurant Properties, Inc.) for the year ended December 28, 1997 which is incorporated herein by reference from our Current Report on Form 8-K dated October 6, 1998 has been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated by reference herein, and has been so incorporated upon the report of such firm given their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses (not including underwriting commissions and fees) in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee and the NASD filing fee, all amounts are estimates.


     Securities and Exchange Commission
       registration fee..................................        $ 48,650
     Accounting fees and expenses........................          50,000
     Attorneys' fees and expenses........................          75,000
     Miscellaneous expenses..............................          26,350
                                                                 --------
              Total......................................        $200,000
                                                                 ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Charter obligates the Company to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (the "MGCL") permits a corporation, subject to certain limitations, to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Company's Board of Directors may make further provision for indemnification of directors and officers as may be permitted by law.

     The MGCL permits the Charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 16. EXHIBITS.

     1.1  Form of Underwriting Agreement (for Common Stock)*

     1.2  Form of Underwriting Agreement (for Preferred Stock)*

     3.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3 (File No. 333-34263))

     3.2 By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File No. 333-21403))

     3.3  Form of Articles Supplementary of the Company (for Preferred Stock)*

     4.1  Specimen of Common Stock Certificate (incorporated by reference to
          Exhibit 4.1 to the Company's Registration Statement on Form S-4 (File No. 333-21403))

     4.2  Form of Preferred Stock Certificate*


     5.1  Opinion of Winstead Sechrest & Minick P.C.**

     8.1  Opinion of Winstead Sechrest & Minick P.C. re: tax matters**

     12   Calculation of Ratios of Earnings to Fixed Charges***

     23.1 Consent of Deloitte & Touche LLP***

     23.2 Consent of KPMG Peat Marwick LLP***


     23.3 Consent of Winstead Sechrest & Minick P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)


     24   Powers of Attorney**


     ------------


     * To be filed by amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
     **   Previously filed.
     ***  Filed herewith.


ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S- 8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that none of the securities being registered hereby will be issued unless and until the merger of USRP Acquisition L.P., a wholly owned subsidiary of the registrant, with and into U.S. Restaurant Properties, Inc., the registrant's predecessor, has been completed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 18, 1998.


                                       U.S. RESTAURANT PROPERTIES, INC.


                                       By: /s/ Robert J. Stetson
                                           -------------------------------------
                                           Robert J. Stetson
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


              Signature                                 Title                             Date
              ---------                                 -----                             ----
  /s/ Robert J. Stetson                        President and Chief Executive         December 18, 1998
--------------------------------------         Officer and Director
Robert J. Stetson                              (Principal Executive Officer)


  /s/ Fred H. Margolin                         Chairman of the Board of              December 18, 1998
--------------------------------------         Directors, Secretary
Fred H. Margolin                               and Treasurer


  /s/ Michael D. Warren                        Director of Finance                   December 18, 1998
--------------------------------------         (Principal Financial Officer)
Michael D. Warren


     *                                         Director                              December 18, 1998
--------------------------------------
Gerald H. Graham


     *                                         Director                              December 18, 1998
--------------------------------------
David K. Rolph


     *                                         Director                              December 18, 1998
--------------------------------------
Darrel L. Rolph


     *                                         Director                              December 18, 1998
--------------------------------------
Eugene G. Taper


* By: /s/ ROBERT J. STETSON
      --------------------------------
      Robert J. Stetson
      Attorney-in-Fact

                                  EXHIBIT INDEX



  EXHIBIT NO.                      DESCRIPTION
  -----------                      -----------
     1.1       Form of Underwriting Agreement (for Common Stock)*

     1.2       Form of Underwriting Agreement (for Preferred Stock)*

     3.1       Amended and Restated Articles of Incorporation of the Company
               (incorporated by reference to Exhibit 3.1 to the Company's
               Registration Statement on Form S-3 (File No. 333-34263))

     3.2 By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File No.
               333-21403))

     3.3       Form of Articles Supplementary of the Company (for Preferred
               Stock)*

     4.1 Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form
               S-4 (File No. 333-21403))

     4.2       Form of Preferred Stock Certificate*

     5.1       Opinion of Winstead Sechrest & Minick P.C.**

     8.1       Opinion of Winstead Sechrest & Minick P.C. re: tax matters**

     12        Calculation of Ratios of Earnings to Fixed Charges***

     23.1      Consent of Deloitte & Touche LLP***

     23.2      Consent of KPMG Peat Marwick LLP***

     23.3 Consent of Winstead Sechrest & Minick P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)

     24        Powers of Attorney**


----------


* To be filed by amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
**   Previously filed.
***  Filed herewith.